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Exhibit 21.1

List of Subsidiaries

Subsidiary	State of Incorporation
Assignment America, Inc.	Delaware
Cejka Search, Inc.	Delaware
CC Staffing, Inc.	Delaware
Clinforce, Inc.	Delaware
Cross Country Capital, Inc.	Delaware
Cross Country Consulting, Inc.	Delaware
Cross Country Local, Inc. (f/k/a Flex Staff, Inc.)	Delaware
Cross Country Seminars, Inc.	Delaware
Cross Country TravCorps, Inc.	Delaware
Cross Country TravCorps Inc. Limited	New Zealand
Med-Staff, Inc.	Delaware
NovaPro, Inc.	Delaware
TVCM, Inc.	Delaware

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  Exhibit 21.1
List of Subsidiaries